                                                                CONFORMED COPY





Prepared by:                        Returned to:
Robert C. Nash, Esq.                Greg W. Glass, Esq.
Chapman and Cutler                  Sobering, White & Luczak, P.A.
111 West Monroe                     201 Orange Avenue, Suite 1000
Chicago, IL  60603                  Orlando, FL  32801


================================================================================

                       FLORIDA WATER SERVICES CORPORATION,
                formerly known as Southern States Utilities, Inc.

                                       to


                         SUNTRUST BANK, CENTRAL FLORIDA,
                              NATIONAL ASSOCIATION,



                  Successor to NationsBank of Georgia, National
                Association, as Trustee under Indenture dated as
                                of March 1, 1993.

                              ---------------------


                          THIRD SUPPLEMENTAL INDENTURE

                 Relating to up to $28,000,000 Principal Amount
                      of First Mortgage Bonds, 8.01% Series
                                due May 30, 2017



                              ---------------------


                            Dated as of May 28, 1997


================================================================================

               THIS DOCUMENT IS BEING RECORDED IN MULTIPLE COUNTIES WITHIN THE STATE OF FLORIDA. DOCUMENTARY STAMP AND INTANGIBLE TAXES HAVE BEEN PAID AND ARE AFFIXED TO THE COUNTERPART OF THIS DOCUMENT RECORDED IN THE PUBLIC RECORDS OF SEMINOLE COUNTY, FLORIDA,
               IN OFFICIAL RECORDS BOOK 3244, PAGE 490.

                                TABLE OF CONTENTS

SECTION                              HEADING                                PAGE

Parties........................................................................1

Recitals.......................................................................1

ARTICLE FIRST DEFINITIONS......................................................3


ARTICLE SECOND SECURITIES OF THE FOURTH SERIES.................................9

   Section 2.01.   Description of Series.......................................9
   Section 2.02.   Required Redemptions in the Event of Prior First
                   Mortgage Bond Redemptions...................................9
   Section 2.03.   Optional Prepayments with Make-Whole Amount................11
   Section 2.04.   Required Prepayment in the Event of Certain Defaults.......11
   Section 2.05.   Required Prepayment in the Event of Certain Judgments......12
   Section 2.06.   Required Prepayment in the Event of Certain ERISA
                   Defaults...................................................12
   Section 2.07.   Allocation of Partial Prepayments..........................13
   Section 2.08.   Maturity; Surrender, Etc...................................13
   Section 2.09.   Purchase of Securities of the Fourth Series................13
   Section 2.10.   Make-Whole Amount..........................................13

ARTICLE THIRD ADDITIONAL COVENANTS FOR FOURTH SERIES..........................15

   Section 3.01.   Debt Covenant Required Redemption..........................15
   Section 3.02.   Restricted Payments........................................16
   Section 3.03.   Compliance with Law........................................16
   Section 3.04.   Payment of Taxes and Claims................................16
   Section 3.05.   Securities of the Fourth Series to Rank Pari Passu.........17
   Section 3.06.   Limitations on Indebtedness................................17
   Section 3.07.   Transactions with Affiliates...............................18
   Section 3.08.   Termination of Pension Plans...............................18
   Section 3.09.   Limitations on Restrictive Agreements......................18
   Section 3.10.   Amendment or Waiver of Covenants...........................18

ARTICLE FOURTH AMENDED COVENANTS FOR SECOND AND THIRD SERIES..................19


ARTICLE FIFTH MISCELLANEOUS...................................................19

   Section 5.01.   Acceptance of Trust........................................19
   Section 5.02.   Successors and Assigns.....................................19
   Section 5.03.   Benefit of the Parties.....................................19
   Section 5.04.   Counterparts...............................................20

Signature.....................................................................21

Exhibit A  - Form of Bond
Exhibit B  - Recording Information -- Original Indenture

                          THIRD SUPPLEMENTAL INDENTURE

         THIS THIRD SUPPLEMENTAL INDENTURE (the or this "Third Supplemental Indenture") is made and entered into as of the twenty-eighth day of May, 1997 by and between (i) FLORIDA WATER SERVICES CORPORATION, a Florida corporation, formerly known as Southern States Utilities, Inc. (hereinafter called the "Company") and (ii) SUNTRUST BANK, CENTRAL FLORIDA, NATIONAL ASSOCIATION, successor to NationsBank of Georgia, National Association, as Trustee (the "Trustee").

         WHEREAS, the Company has executed and delivered that certain Indenture dated as of March 1, 1993 (the "Original Indenture") to NationsBank of Georgia, National Association, a national banking association (the "Original Trustee") to secure the payment of Securities issued or to be issued under and in accordance with the provisions thereof, which Indenture was recorded in multiple Florida Counties, all as set forth on Composite Exhibit B attached hereto and made a part hereof;

         WHEREAS, pursuant to the terms of Section 1701 of the Original Indenture, the Company and the Original Trustee entered into that certain First Supplemental Indenture (the "First Supplemental Indenture") dated as of March 1, 1993, recorded as set forth on Composite Exhibit B, relating to those certain First Mortgage Bonds Variable Rate Series Due December 31, 1993 (the "Securities of the First Series") and those certain First Mortgage Bonds 8.53% Series due January 31, 2013 (the "Securities of the Second Series").

         WHEREAS, the Securities of the First Series have been fully retired and the Securities of the Second Series in the aggregate principal amount of Forty-Five Million Dollars ($45,000,000.00) are owned and held by CoBank, ACB, formerly known as National Bank for Cooperatives ("CoBank");

         WHEREAS, pursuant to that certain Agreement of Resignation, Appointment and Acceptance dated December 4, 1995, among the Company, the Original Trustee and The Bank of New York (the "Intermediate Trustee"), the Intermediate Trustee succeeded to all of the rights, duties and obligations of the Original Trustee under the Indenture;

         WHEREAS, pursuant to that certain Agreement of Resignation, Appointment and Acceptance dated March 31, 1996, among the Company, the Intermediate Trustee and the Trustee, the Trustee succeeded to all of the rights, duties and obligations of the Intermediate Trustee under the Original Indenture;

         WHEREAS, pursuant to the terms of Section 1701 of the Original Indenture, the Company and the Trustee entered into that certain Second Supplemental Indenture (the "Second Supplemental Indenture") dated as of March 31, 1997, recorded as set forth on Composite Exhibit B, relating to those certain First Mortgage Bonds 8.137% Series due July 31, 2022 (the "Securities of the Third Series"). The Original Indenture, as supplemented by the First Supplemental Indenture and the Second Supplemental Indenture, is hereinafter referred to as the "Supplemented Indenture"; the Supplemented Indenture, as further supplemented by this Third Supplemental Indenture, is hereinafter referred to as the "Indenture";

         WHEREAS, the Securities of the Third Series in the aggregate principal amount of Ten Million ($10,000,000) are owned and held by CoBank.

         WHEREAS, Section 1701 of the Original Indenture provides that the Company and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Original Indenture, for various purposes including to subject any additional property to the Lien of the Indenture, to add one or more covenants of the Company and to establish the terms of Securities of any series as contemplated by Section 201 of the Original Indenture;

         WHEREAS, the Company now desires to create Securities of the Fourth Series and to add to the covenants contained in the Supplemented Indenture to be observed by the Company.

         WHEREAS, the execution and delivery by the Company of this Third Supplemental Indenture, and the terms of the Securities of the Fourth Series, have been duly authorized by the Company as provided in the Supplemented Indenture;

         NOW, THEREFORE, THIS THIRD SUPPLEMENTAL INDENTURE WITNESSETH, that, in consideration of the premises and of Ten Dollars ($10) to it duly paid by the Trustee at or before the ensealing and delivery of this Third Supplemental Indenture, the receipt whereof is hereby acknowledged, and to secure the payment of the principal of and interest on the Securities and the performance of the covenants in the Indenture and herein contained and to declare the terms and conditions on which the Securities are secured, and in consideration of the premises and of the purchase of the Securities by the Holder thereof, the Company has granted, bargained, sold, alienated, remised, released, conveyed, assigned, transferred, mortgaged, hypothecated, pledged, set over and confirmed to the Trustee and granted a security interest in, and by these presents does grant, bargain, sell, alien, remise, release, convey, assign, transfer, mortgage, hypothecate, pledge, set over and confirm to the Trustee, and grant a security interest in, all of the Trust Estate.

         TO HAVE AND TO HOLD all said Trust Estate unto the Trustee and its successors and assigns forever.

         SUBJECT,  HOWEVER,  to Permitted Liens and, to the extent  permitted by
Section 704 of the Original Indenture, as to property hereafter acquired, Prior Liens existing on the date of acquisition or purchase money mortgages.

         BUT IN TRUST, NEVERTHELESS, for the same purposes and upon the same terms, trusts and conditions and subject to and with the same provisos and covenants as are set forth in the Supplemented Indenture, this Third Supplemental Indenture being supplemental thereto.

         AND IT IS HEREBY COVENANTED by the Company that all terms, conditions, provisos, covenants and provisions contained in the Supplemented Indenture shall affect and apply to the Trust Estate and to the estate, rights, obligations and duties of the Company and the Trustee and the beneficiaries of the trust with respect to said property, and to the Trustee and its successors as Trustee of said property in the same manner and with the same effect as if said property had been owned by the Company at the time of the execution of the Indenture, and had been specifically and at length described in and conveyed to said Trustee, by the Indenture as a part of the property therein stated to be conveyed.

         The Company further covenants and agrees to and with the Trustee, and its successors in said trust under the Indenture, as follows:


                                  ARTICLE FIRST

                                   DEFINITIONS

         For all purposes of this Third Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires: (a) the terms defined in this Article First have the meanings assigned to them in this Article First and include the plural, as well as, the singular; and (b) all other terms used in this Third Supplemental Indenture shall have the meanings assigned to them in the Original Indenture.

         "Bondholder Notice" is defined in Section 2.02 hereof.

         "Bond Purchase Agreement" means that certain Bond Purchase Agreement dated as of May 28, 1997 between the Company and the institutional investor named in Schedule A thereto.

         "Business Day" means (a) for the purposes of Section 2.10 hereof only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed, and (b) shall have the meaning specified in the Original Indenture for the purposes of any other provision of this Third Supplemental Indenture.

         "Capitalized Lease" means any lease the obligation for Rentals with respect to which is required to be capitalized on a consolidated balance sheet of the lessee and its subsidiaries in accordance with GAAP.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

         "Company Notice" is defined in Section 2.02 hereof.

         "Company Special Redemption Notice" is defined in Section 2.02 hereof.

         "Consolidated Fixed Charges" for any period means on a consolidated basis the sum of (a) all Rentals (other than Rentals on Capitalized Leases) payable during such period by the Company and its Subsidiaries, and (b) all Interest Expense on all Indebtedness of the Company and its Subsidiaries payable during such period.

         "Consolidated Indebtedness" means all Indebtedness of the Company and its Subsidiaries, determined on a consolidated basis eliminating intercompany items.

         "Consolidated Net Income" for any period means the gross revenues of the Company and its Subsidiaries for such period less all expenses and other proper charges (including taxes on income), determined on a consolidated basis after eliminating earnings or losses attributable to outstanding Minority Interests, but excluding in any event:

                   (a) any gains or losses on the sale or other disposition of Investments or fixed or capital assets, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;

                   (b) the proceeds of any life insurance policy;

                   (c) net earnings and losses of any Subsidiary accrued prior to the date it became a Subsidiary;

                   (d) net earnings and losses of any corporation (other than a Subsidiary), substantially all the assets of which have been acquired in any manner by the Company or any Subsidiary, realized by such corporation prior to the date of such acquisition;

                   (e) net earnings and losses of any corporation (other than a Subsidiary) with which the Company or a Subsidiary shall have consolidated or which shall have merged into or with the Company or a Subsidiary prior to the date of such consolidation or merger;

                   (f) net earnings of any business entity (other than a Subsidiary) in which the Company or any Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Company or such Subsidiary in the form of cash distributions;

                   (g) any portion of the net earnings of any Subsidiary which for any reason is unavailable for payment of dividends to the Company or any other Subsidiary;

                   (h) earnings resulting from any reappraisal, revaluation or write-up of assets;

                   (i) any deferred or other credit representing any excess of the equity in any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary;

                   (j) any gain arising from the acquisition of any Securities of the Company or any Subsidiary;

                   (k) any reversal of any contingency reserve, except to the extent that provision for such contingency reserve shall have been made from income arising during such period; and

                   (l) any other extraordinary gain.

         "Consolidated Net Income Available for Consolidated Fixed Charges" for any period means the sum of (a) Consolidated Net Income during such period plus (to the extent deducted in determining Consolidated Net Income), (b) all provisions for any Federal, state or other income taxes made by the Company and its Subsidiaries during such period and (c) Consolidated Fixed Charges during such period.

         "Consolidated Net Worth" means as of the date of any determination thereof the amount of the capital stock accounts (net of treasury stock, at cost) plus (or minus in the case of deficit) the surplus and retained earnings of the Company and its Subsidiaries, all determined in accordance with GAAP.

         "Consolidated Total Capitalization" means as of the date of any determination thereof, the sum of (a) Consolidated Indebtedness plus (b) Consolidated Net Worth.

         "Default" means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

         "Environmental Laws" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

         "ERISA   Affiliate"  means  any  trade  or  business  (whether  or  not incorporated) that is treated as a single employer together with the Company under Section 4.14 of the Code.

         "First Mortgage Bonds" means all first mortgage bonds issued and outstanding from time to time under and pursuant to the Indenture.

         "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

         "Guaranty" means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

                   (a) to purchase such Indebtedness or obligation or any property constituting security therefor;

                   (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation;

                   (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or

                   (d) otherwise to assure the owner of such Indebtedness or obligation against loss in respect thereof.

In any computation of the Indebtedness or other liabilities of the obligor under any Guaranty, the Indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

         "Holder" means a Person in whose name a First Mortgage Bond is registered in the Security Register.

         "Indebtedness" with respect to any Person means, at any time, without duplication,

                   (a) its liabilities for borrowed money and its redemption obligations in respect of mandatory redeemable Preferred Stock;

                   (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

                   (c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capitalized Leases;

                   (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

                   (e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); and

                   (f) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (e) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (f) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

         "Interest Expense" of the Company and its Subsidiaries for any period means all interest (including the interest component on Rentals on Capitalized Leases) and all amortization of debt discount and expense on any particular Indebtedness (including, without limitation, payment-in-kind, zero coupon and other like Securities) for which such calculations are being made.

         "Make-Whole Amount" is defined in Section 2.10 hereof.

         "Material Adverse Effect" means a material adverse effect on (a) the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole or (b) the ability of the Company to perform its obligations under the Indenture, the Securities of the Fourth Series and the Bond Purchase Agreement or (c) the validity or the enforceability of the Indenture, the Securities of the Fourth Series or the Bond Purchase Agreement.

         "Minority Interests" means any shares of stock of any class of a Subsidiary (other than directors' qualifying shares as required by law) that are not owned by the Company and/or one or more of its Subsidiaries. Minority Interests shall be valued by valuing Minority Interests constituting preferred stock at the voluntary or involuntary liquidating value of such Preferred Stock, whichever is greater, and by valuing Minority Interests constituting common stock at the book value of capital and surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interests in preferred stock.

         "Multiemployer Plan" means any Plan that is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA).

         "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

         "Plan" means an "employee benefit plan" (as defined in Section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

         "Preferred Stock" means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of the amount upon liquidation or dissolution of such corporation.

         "Prior First Mortgage Bonds" is defined in Section 2.02.

         "Prior First Mortgage Bond Redemption Date" is defined in Section 2.02 hereof.

         "property"  or  "properties"  means,   unless  otherwise   specifically
limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

         "Rentals" means and includes as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Company or a Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

         "Required Holders" means, at any time, the Holders of at least 66-2/3% in principal amount of the Securities of the Fourth Series at the time outstanding (exclusive of Securities of the Fourth Series then owned by the Company or any of its Affiliates).

         "Special Redemption" is defined in Section 2.02 hereof.

         "Subsidiary" means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Company.

         "Wholly-owned Subsidiary" means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors' qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company's other Wholly-owned Subsidiaries at such time.

                                 ARTICLE SECOND

                         SECURITIES OF THE FOURTH SERIES

            Section 2.01. Description of Series. There shall be a series of Securities designated "8.01% Series due May 30, 2017" (herein sometimes referred to as the "Securities of the Fourth Series"), each of which shall also bear the descriptive title "First Mortgage Bond," shall contain suitable provisions with respect to the matters hereinafter in this Article specified and shall otherwise be in the form attached to this Third Supplemental Indenture as Exhibit A. The aggregate principal amount of Securities of the Fourth Series which may be authenticated and delivered under the Indenture is limited to Twenty-Eight Million Dollars ($28,000,000.00), except as provided in Sections 205 and 206 of the Original Indenture. Securities of the Fourth Series shall mature on May 30, 2017 and shall be issued as fully registered Securities in denominations of One Hundred Thousand Dollars and, at the option of the Company, in any integral multiple or multiples thereof (the exercise of such option to be evidenced by the execution and delivery thereof); they shall bear interest at the rate of 8.01% per annum, payable on November 30, 1997 for the period from and including the original date of issuance thereof to November 30, 1997, and semi-annually on May 30 and November 30 of each year thereafter until Maturity; the principal of, premium, if any, and interest on each said Security to be payable at the office or agency of the Company in Apopka, Florida, in such coin or currency of the United States of America as at the time of payment is legal tender for public and private debts. Securities of the Fourth Series shall be dated as in the Indenture provided. Interest on the Securities of the Fourth Series shall be computed on the basis of a 360-day year of twelve thirty-day months. If the Company shall default in the payment of the principal of, or premium or interest on, any Security of the Fourth Series, the Company shall pay to the Holder of such Security such overdue principal, premium or interest, together with interest on such overdue principal and (to the extent permitted by law) on such overdue premium or interest at that rate of interest that is the greater of (a) two percent (2%) per annum above the rate borne by such Security immediately prior to such default or (b) two percent (2%) over the rate of interest publicly announced by Morgan Guaranty Trust Company in New York, New York, as its "base" or "prime" rate.

         The Regular Record Date referred to in Section 207 of the Indenture for the payment of the interest on the Securities of the Fourth Series payable on any Interest Payment Date shall be the first Business Day next preceding such Interest Payment Date.

            Section 2.02. Required Redemptions in the Event of Prior First Mortgage Bond Redemptions. If at any time and from time to time, the Company shall notify the Trustee and any Holder of First Mortgage Bonds issued and outstanding under the First Supplemental Indenture or the Second Supplemental Indenture (the "Prior First Mortgage Bonds") of the occurrence of any one or more of the events and conditions described in Sections 3.01(B), 3.01(C), 3.02, 3.03(A), 3.03(B), 3.03(C), 3.03(D), 3.05, 3.06, 3.09, 4.01(B), 4.01(C), 4.02,
4.03(A),   4.03(B),  4.03(C),  4.03(D),  4.05,  4.06  and  4.09  of  the  Second
Supplemental Indenture, then and in such event it shall on the same such date notify in writing (each a "Company Special Redemption Notice") the Holders of the Securities of the Fourth Series, which Company Special Redemption Notice shall describe in reasonable detail the event or condition which is the basis for such Company Special Redemption Notice. Without limiting the foregoing, if the Company is required for any reason whatsoever to prepay, redeem, purchase or otherwise retire (collectively a "Special Redemption") the Prior First Mortgage Bonds, in whole or in part, then, and in such event, the Company shall, not more than 40 days nor less than 30 days prior to the date on which any such Special Redemption is to occur (any such date of Special Redemption being herein referred to as a "Prior First Mortgage Bond Redemption Date") give written notice (a "Company Notice"): (a) specifying such fact, (b) identifying such Prior First Mortgage Bond Redemption Date, (c) stating that a premium may be payable in connection with such Special Redemption, and, if so, the estimated amount thereof, together with a reasonably detailed computation of such estimated premium, (d) identifying the amount of Securities required to be so redeemed, (e) offering to redeem an aggregate principal amount of Outstanding Securities of the Fourth Series equal to (i) in the case of Special Redemptions pursuant to Sections 3.01(B), 3.01(C), 3.03(A), 3.03(B), 3.03(C), 3.03(D), 3.05, 4.01(B), 4.01(C), 4.03(A), 4.03(B), 4.03(C),
4.03(D) and 4.05 of the Second Supplemental Indenture, a pro rata portion of the amount of Securities required to be redeemed pursuant to such Sections, such pro rata portion to be based upon the ratio of (A) the then Outstanding aggregate principal amount of the Securities of the Fourth Series to (B) the then Outstanding aggregate principal amount of the Securities of the Fourth Series and the Prior First Mortgage Bonds, and (ii) in the case of Sections 3.02, 3.06, 3.09, 4.02, 4.06 and 4.09 of the Second Supplemental Indenture, the aggregate principal amount of the Securities of the Fourth Series, and (f) specifying a date, which shall be not more than 20 days nor less than 10 days prior to such Prior First Mortgage Bond Redemption Date, on which each Holder of the Securities of the Fourth Series must accept or decline such offer of redemption. Each Holder of the then outstanding Securities of the Fourth Series shall have the right to accept such offer and require redemption of the Securities of the Fourth Series held by such Holder by written notice to the Company and the Trustee (a "Bondholder Notice") given not later than the date specified in such Company Notice. The Company shall, on said Prior First Mortgage Bond Redemption Date, redeem on an equal and ratable basis with the Prior First Mortgage Bonds which are to be redeemed on such Prior First Mortgage Bond Redemption Date, the Securities of the Fourth Series Outstanding under the Indenture held by Holders which have so accepted such offer of redemption; provided, however, that to the extent the Holders of the Securities of any Series to be redeemed pursuant to this Section 2.02 or pursuant to the above-referenced Sections of the Second Supplemental Indenture waive any right of redemption or elect not to accept the Company's offer of redemption, an additional principal amount of Securities of the other Series, in an amount equal to the amount so waived or as to which an offer is not accepted, shall be redeemed, distributed pro rata among such other Series based upon the ratio described above, but excluding from clause (B) the principal amount of the Securities of the Series with respect to which there has been a waiver or an offer unaccepted, except to the extent waived by the Holders of the Securities of such other Series; provided further, however, to the extent the Holders of the majority of the Securities of the Second Series and a majority of the Securities of the Third Series, in each case then Outstanding, waive redemption pursuant to the applicable Sections of the Second Supplemental Indenture, then the Company shall have no obligation to redeem Securities of the Fourth Series pursuant to this Section 2.02. The redemption price of the Securities of the Fourth Series to be so redeemed on such Prior First Mortgage Bond Redemption Date shall be an amount equal to 100% of the outstanding principal amount of the Securities of the Fourth Series so to be redeemed and accrued interest thereon to the date of prepayment, together with a premium equal to the Make-Whole Amount, determined as of two Business Days prior to such Prior First Mortgage Bond Redemption Date.

            Section 2.03. Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, Securities of the Fourth Series, in an amount not less than 10% of the aggregate principal amount of Securities of the Fourth Series then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each Holder of Securities of the Fourth Series written notice of each optional prepayment under this Section 2.03 not less than thirty (30) days and not more than sixty (60) days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Securities of the Fourth Series to be prepaid on such date, the principal amount of each Bond held by such Holder to be prepaid (determined in accordance with Section 2.07), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of an Authorized Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each Holder of Securities of the Fourth Series a certificate of an Authorized Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

            Section 2.04. Required Prepayment in the Event of Certain Defaults. So long as any Securities of the Fourth Series remain outstanding, if (a) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $5,000,000 beyond any period of grace provided with respect thereto, or (b) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $5,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (c) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the Holder of Indebtedness to convert such Indebtedness into equity interests), (i) the Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $5,000,000, or (ii) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Indebtedness, then the Company shall promptly and in any event within two (2) Business Days of the date of occurrence of any such event notify the Trustee and the Holders of the Securities of the Fourth Series and the Company shall redeem, within sixty (60) days thereafter and upon at least ten (10) days notice, all of the Securities of the Fourth Series then Outstanding, together with interest accrued thereon to the date of redemption, plus the Make-Whole Amount determined for such redemption date two Business Days prior thereto. Two Business Days prior to such redemption, the Company shall deliver to each Holder of the Securities of the Fourth Series a certificate of an Authorized Officer specifying the calculation of such Make-Whole Amount as of the specified redemption date.

            Section 2.05. Required Prepayment in the Event of Certain Judgments. So long as any Securities of the Fourth Series remain outstanding, if a final judgment or judgments for the payment of money aggregating in excess of $10,000,000 are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within sixty (60) days after entry thereof (or such longer period as shall be permitted by the express terms of any such judgment or judgments), bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days (or such longer period as shall be permitted by the express terms of any such judgment or judgments) after the expiration of such stay, then the Company shall promptly and in any event within two (2) Business Days of the date of occurrence of any such event notify the Trustee and the Holders of the Securities of the Fourth Series and the Company shall redeem, within sixty (60) days thereafter and upon at least ten (10) days notice, all of the Securities of the Fourth Series then Outstanding, together with interest accrued thereon to the date of redemption, plus the Make-Whole Amount determined for such redemption date two Business Days prior thereto. Two Business Days prior to such redemption, the Company shall deliver to each Holder of the Securities of the Fourth Series a certificate of an Authorized Officer specifying the calculation of such Make-Whole Amount as of the specified redemption date.

            Section 2.06. Required Prepayment in the Event of Certain ERISA Defaults. So long as any Securities of the Fourth Series remain outstanding, if
(a) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (b) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA Section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (c) the aggregate "amount of unfunded benefit liabilities" (within the meaning of Section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $1,000,000, (d) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (e) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (f) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (a) through (f) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect, then the Company shall promptly and in any event within two (2) Business Days of the date of occurrence of any such event notify the Trustee and the Holders of the Securities of the Fourth Series and the Company shall redeem, within sixty (60) days thereafter and upon at least ten
(10) days notice, all of the Securities of the Fourth Series then Outstanding, together with interest accrued thereon to the date of redemption, plus the Make-Whole Amount determined for such redemption date two Business Days prior thereto. Two Business Days prior to such redemption, the Company shall deliver to each Holder of the Securities of the Fourth Series a certificate of an Authorized Officer specifying the calculation of such Make-Whole Amount as of the specified redemption date.

As used in this Section 2.06, the terms "employee benefit plan" and "employee welfare benefit plan" shall have the respective meanings assigned to such terms in Section 3 of ERISA.

            Section 2.07. Allocation of Partial Prepayments. In the case of each partial prepayment of the Securities of the Fourth Series, the principal amount of the Securities of the Fourth Series to be prepaid shall be allocated among all of the Securities of the Fourth Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

            Section 2.08. Maturity; Surrender, Etc. In the case of each prepayment of Securities of the Fourth Series pursuant to this Article Second, the principal amount of each of the Securities of the Fourth Series to be prepaid shall be and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Security of the Fourth Series paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Security of the Fourth Series shall be issued in lieu of any prepaid principal amount of any Security of the Fourth Series.

            Section 2.09. Purchase of Securities of the Fourth Series. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Securities of the Fourth Series except upon the payment or prepayment of the Securities of the Fourth Series in accordance with the terms of this Third Supplemental Indenture and the Securities of the Fourth Series. The Company will promptly cancel all Securities of the Fourth Series acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Securities of the Fourth Series pursuant to any provision of this Third Supplemental Indenture and no Securities of the Fourth Series may be issued in substitution or exchange for any such Securities of the Fourth Series.

            Section 2.10. Make-Whole Amount. The term "Make-Whole Amount" means, with respect to any Security of the Fourth Series, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Security of the Fourth Series over the amount of such Called Principal; provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

                  "Called Principal" means, with respect to any Security of the Fourth Series, the principal of such Security of the Fourth Series that is to be prepaid pursuant to Section 2.02 (if the related prepayment, redemption or retirement of Prior First Mortgage Bonds is made with a premium), Section 2.03, Section 2.04, Section 2.05, Section 2.06 or has become or is declared to be immediately due and payable pursuant to
         Section 1102 of the Original Indenture, as the context requires.

                  "Discounted Value" means, with respect to the Called Principal of any Security of the Fourth Series, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Securities of the Fourth Series is payable) equal to the Reinvestment Yield with respect to such Called Principal.

                  "Reinvestment Yield" means, with respect to the Called Principal of any Security of the Fourth Series, 0.50% over the yield to maturity implied by (a) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as "Page USD" of the Bloomberg Financial Markets Services Screen (or, if not available, any other national recognized trading screen reporting on-line intraday trading in the U.S. Treasury securities) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (b) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (i) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between (1) the actively traded U.S. Treasury security with the duration closest to and greater than the Remaining Average Life and (2) the actively traded U.S. Treasury security with the duration closest to and less than the Remaining Average Life.

                  "Remaining Average Life" means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (a) such Called Principal into (b) the sum of the products obtained by multiplying (i) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (ii) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

                  "Remaining Scheduled Payments" means, with respect to the Called Principal of any Security of the Fourth Series, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date; provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Securities of the Fourth Series, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 2.02 (if the related prepayment, redemption or retirement of Prior First Mortgage Bonds is made with a premium),
         Section 2.03, Section 2.04, Section 2.05, Section 2.06 or has become or is declared to be immediately due and payable pursuant to Section 1102 of the Original Indenture.

                  "Settlement Date" means, with respect to the Called Principal of any Security of the Fourth Series, the date on which such Called Principal is to be prepaid pursuant to Section 2.02 (if the related prepayment, redemption or retirement of Prior First Mortgage Bonds is made with a premium), or Section 2.03, Section 2.04, Section 2.05,
         Section 2.06 or has become or is declared to be immediately due and payable pursuant to Section 1102 of the Original Indenture, as the context requires.


                                  ARTICLE THIRD

                     ADDITIONAL COVENANTS FOR FOURTH SERIES

            Section 3.01. Debt Covenant Required Redemption. So long as any Securities of the Fourth Series shall remain Outstanding, the Company shall file with the Trustee, on or before March 31 of each calendar year, an Accountant's Certificate showing as of December 31 of the immediately preceding calendar year
(1) the aggregate principal amount of Securities then Outstanding and (2) the net book value of property, plant and equipment, determined in accordance with GAAP, which constitute Property Additions. If such aggregate principal amount of Securities then Outstanding exceeds sixty per centum (60%) of the net book value of such property, plant and equipment then the Company shall promptly notify the Trustee and, if there is only one Holder of Securities of the Fourth Series, such Holder; and the Company shall redeem, within ninety days thereafter and upon at least thirty days' notice, a principal amount of the Securities of such Series then Outstanding equal to a pro rata portion of the amount necessary to cause the aggregate principal amount of Securities then Outstanding to equal sixty per centum (60%) of the net book value of such property, plant and equipment, such pro rata portion of such Series to be based upon a ratio of (A) the then Outstanding aggregate principal amount of Securities of such Series to
(B) the then Outstanding aggregate principal amounts of the Securities of the Second Series, of the Third Series and of the Fourth Series; provided, however, that to the extent any of the Holders of Securities of the Second Series, of the Third Series or of the

Fourth Series waive any right of redemption, an additional principal amount of Securities of the other Series, in an amount equal to the amount waived, shall be redeemed, distributed pro rata among such other Series based upon the ratio described above, but excluding from clause (B) the principal amount of the Securities of the Series with respect to which there has been a waiver, except to the extent waived by the Holders of the Securities of such other Series. The Redemption Price of the Securities of the Fourth Series shall be the outstanding principal amount of the Securities of such Series to be redeemed pursuant to this Section 3.01 plus the Make Whole Amount plus interest accrued to the Redemption Date. The Holders of a majority of the Securities of the Fourth Series then Outstanding may waive redemption pursuant to this Section 3.01 by delivering a written waiver to the Trustee, in such form as the Trustee shall deem acceptable, with a copy to the Company, within ten days after the date of such notice of redemption.

            Section 3.02. Restricted Payments. So long as any Securities of the Fourth Series remain Outstanding, the Company shall not declare or pay any Restricted Payments unless the Company files an Accountant's Certificate with the Trustee and, if there is only one Holder of Securities of the Fourth Series, sends a copy to such Holder, within thirty days prior to such declaration or payment stating that (A) the amount of such payment shall not exceed cumulative net additions to or deductions from Surplus, determined in accordance with GAAP, made after December 31, 1992 (excluding any gains on sale of Property Additions during the immediately preceding 12 months in excess of twenty per centum (20%) of the net additions to Surplus made during such 12 month period); and (B) that after such payment Capital plus Surplus shall equal at least thirty-five per centum (35%) of Capitalization, determined in accordance with GAAP.

            Section 3.03. Compliance with Law. The Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            Section 3.04. Payment of Taxes and Claims. The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary; provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if (a) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (b) the nonpayment of all such taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect.

            Section 3.05. Securities of the Fourth Series to Rank Pari Passu. The Securities of the Fourth Series are and at all times shall remain direct and secured obligations of the Company ranking pari passu as against the assets of the Company with all other First Mortgage Bonds from time to time issued and outstanding under the Indenture without any preference among themselves and pari passu with all other present and future secured Indebtedness (actual or contingent) of the Company issued and outstanding under the Indenture.

            Section 3.06. Limitations on Indebtedness. The Company covenants that so long as any of the Securities of the Fourth Series are outstanding:

                   (a) The Company will not, and will not permit any Subsidiary to, create, issue, assume, guarantee or otherwise incur or in any manner become liable in respect of any Indebtedness, except:

                            (i) Indebtedness evidenced by the Securities of the
                  Fourth Series;

                           (ii) Indebtedness of the Company evidenced by the
                  Prior First Mortgage Bonds;

                          (iii) additional  Securities of the Company issued and
                  outstanding within the limitations of the Indenture; provided that at the time of creation, issuance, assumption, guarantee or incurrence thereof and after giving effect thereto and to the application of the proceeds thereof:

                                     (1) Consolidated Indebtedness shall not
                           exceed 65% of Consolidated Total Capitalization;

                                     (2) the  average  of the  Consolidated  Net
                           Income Available for Consolidated Fixed Charges for the four immediately preceding fiscal quarters shall have been at least 150% of the average of the Consolidated Fixed Charges for such four fiscal quarters; and

                                     (3) in the  case  of  the  issuance  of any
                           Indebtedness of the Company secured by Liens permitted by 704 of the Original Indenture and any Indebtedness of a Subsidiary, the sum of (A) the aggregate amount of all Indebtedness secured by Liens permitted by 704 of the Original Indenture plus (B) the aggregate amount of all Indebtedness of Subsidiaries shall not exceed 5% of Consolidated Total Capitalization;

                           (iv) Indebtedness of a Subsidiary to the Company or
                  to a Wholly-owned Subsidiary.

                   (b) The renewal, extension or refunding of any Indebtedness, issued, incurred or outstanding pursuant to Section 3.06(a) shall constitute the issuance of additional Indebtedness which is, in turn, subject to the limitations of the applicable provisions of this Section 3.06.

                   (c) Any Person which becomes a Subsidiary after the date hereof shall for all purposes of this Section 3.06 be deemed to have created, assumed or incurred at the time it becomes a Subsidiary all Indebtedness of such Person existing immediately after it becomes a Subsidiary.

            Section 3.07. Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person other than an Affiliate.

            Section 3.08. Termination of Pension Plans. The Company will not and will not permit any Subsidiary to withdraw from any Multiemployer Plan or permit any employee benefit plan maintained by it to be terminated if such withdrawal or termination could result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA) or the imposition of a Lien on any property of the Company or any Subsidiary pursuant to Section 4068 of ERISA.

            Section 3.09. Limitations on Restrictive Agreements. The Company will not and will not permit any Subsidiary to, enter into, or suffer to exist, any agreement with any Person which, directly or indirectly, restricts or limits the ability of the Company to amend, modify, waive, supplement or otherwise alter the terms applicable to the Securities of the Fourth Series, or the Indenture or to prepay, pay, or redeem, optionally or otherwise, the Securities of the Fourth Series.

            Section 3.10. Amendment or Waiver of Covenants. The provisions of this Article Third may be waived or amended, at the request of the Company, with the written consent of the Holders of at least a majority of the aggregate principal amount of the Securities of the Fourth Series then Outstanding.

                                 ARTICLE FOURTH

                   AMENDMENTS TO SECOND SUPPLEMENTAL INDENTURE

         Sections 3.01(B), 3.01 (C), 3.03(A),  3.03(B),  3.03(C), 3.03(D), 3.05,
4.01(B),  4.01(C),  4.03(A),  4.03(B),  4.03(C),  4.03(D) and 4.05 of the Second
Supplemental Indenture are hereby amended to provide that the "pro rata portion" of Securities of the applicable Series shall be based upon the ratio of (a) then Outstanding aggregate principal amount of Securities of such Series to (b) then Outstanding aggregate principal amount of the Securities of the Second Series, of the Third Series and of the Fourth Series.


                                  ARTICLE FIFTH

                                  MISCELLANEOUS

            Section 5.01. Acceptance of Trust. The Trustee hereby accepts the trust herein created and agrees to perform the same upon the terms and conditions herein and in the Indenture set forth and upon the following terms and conditions:

                         The Trustee shall not be responsible in any manner
whatsoever for or in respect to the validity or sufficiency of this Third Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made by the Company alone. In general each and every term and condition contained in Article Sixteen of the Original Indenture shall apply to and form part of this Third Supplemental Indenture with the same force and effect as if the same were herein set forth in full with such omissions, variations and insertions, if any, as may be appropriate to make the same conform to the provisions of this Third Supplemental Indenture.

            Section 5.02. Successors and Assigns. Whenever in this Third Supplemental Indenture either of the parties hereto is named or referred to, this shall, subject to the provisions of Articles Fifteen and Sixteen of the Original Indenture, be deemed to include the successors and assigns of such party, and all the covenants and agreements in this Third Supplemental Indenture contained by or on behalf of the Company, or by or on behalf of the Trustee, or either of them, shall, subject as aforesaid, bind and inure to the respective benefits of the respective successors and assigns of such parties, whether so expressed or not.

            Section 5.03. Benefit of the Parties. Nothing in this Third Supplemental Indenture, expressed or implied, is intended, or shall be construed, to confer upon, or to give to, any Person, firm or corporation, other than the parties hereto and the Holders of the Securities Outstanding under the Indenture, any right, remedy or claim under or by reason of this Third
Supplemental Indenture or any covenant, condition, stipulation, promise or agreement hereof, and all the covenants, conditions, stipulations promises and agreements in this Third Supplemental Indenture contained by or on behalf of the Company shall be for the sole and exclusive benefit of the parties hereto and of the Holders of the Securities Outstanding under the Indenture.

            Section 5.04. Counterparts. This Third Supplemental Indenture shall be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.



                                      * * *

         IN WITNESS WHEREOF, the Company has caused this Third Supplemental Indenture to be executed in its corporate name by its President or one of its Vice Presidents and its corporate seal to be hereunto affixed and to be attested by its Secretary or one of its Assistant Secretaries, and SunTrust Bank, Central Florida, National Association, to evidence its acceptance hereof, has caused this Third Supplemental Indenture to be executed in its corporate name by a duly authorized officer thereof and its corporate seal to be hereunto affixed and to be attested by a duly authorized officer thereof, in several counterparts, all as of the day and year first above written.

Attest:                                FLORIDA WATER SERVICES CORPORATION,
                                        formerly known as Southern States
                                        Utilities, Inc.

    /s/ Donna Henry                              /s/ Morris Bencini
---------------------------------      -------------------------------------
        Donna Henry                    By
                                            Name:    Morris Bencini
                                            Title:   Vice President-Finance
                                                      and Treasurer
                                            Address: 1000 Apopka, FL  32703

In the presence of:


    /s/ Greg W. Glass
---------------------------------
        Greg W. Glass

    /s/  Kristi Jung
---------------------------------
         Kristi Jung

STATE OF FLORIDA               )
COUNTY OF ORANGE               )

         The foregoing instrument was executed before me, an officer duly authorized in the state and county aforesaid to administer oaths and to take acknowledgments, this 28th day of May, 1997, by Morris Bencini as Vice President-Finance and Treasurer of FLORIDA WATER SERVICES CORPORATION, formerly known as Southern States Utilities, Inc., a Florida corporation, on behalf of said corporation, who is personally known to me or who produced _________________________________ as identification.


                                         /s/ Gregory W. Glass
                                        ---------------------------------------
                                        Notary Public

                                             Gregory W. Glass
                                        ---------------------------------------
                                        Print Name

Attest:                             SUNTRUST BANK, CENTRAL FLORIDA,
                                    NATIONAL ASSOCIATION
   /s/ Lisa George
--------------------------------
  (Assistant Vice President)          By:   /s/ M.B. Daiger
                                         ---------------------------------------
      Lisa George                   Name:    M. Bruce Daiger
--------------------------------          --------------------------------------
        (Print Name)                Title:   Vice President
                                           -------------------------------------
                                    Address: 225 East Robinson Street, Suite 250
                                             -----------------------------------
                                             Orlando, FL 3280l
                                             -----------------------------------

In the presence of:

      /s/ Paige Turnbow
---------------------------------
            (Witness)
          Paige Turnbow
---------------------------------
           (Print Name)
      /s/  Leslie King
---------------------------------
            (Witness)
          Leslie King
---------------------------------
           (Print Name)

STATE OF FLORIDA          )
COUNTY OF ORANGE          )

         The foregoing instrument was executed before me, an officer duly authorized in the state and county aforesaid to administer oaths and to take acknowledgments, this 28th day of May, 1997, by M. Bruce Daiger as Vice President of SUNTRUST BANK CENTRAL FLORIDA, NATIONAL ASSOCIATION, on behalf of said bank, who is personally known to me or who produced ____________________ as identification.


                                      /s/ Donna L. Hensel
                                     -----------------------------------------
                                     Notary Public

                                          Donna L. Hensel
                                     ------------------------------------------
                                     Print Name

                               REGISTERED SECURITY


           THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES
             ACT OF 1933, AND MAY BE TRANSFERRED ONLY IN COMPLIANCE
                   THEREWITH OR UNDER AN EXEMPTION THEREUNDER.


                       FLORIDA WATER SERVICES CORPORATION,
                FORMERLY KNOWN AS SOUTHERN STATES UTILITIES, INC.
                              FIRST MORTGAGE BONDS,
                         8.01% SERIES, DUE MAY 30, 2017

NO. R4-1                                      PRINCIPAL AMOUNT:  $28,000,000.00

INTEREST RATE: 8.01%                               MATURITY DATE:  MAY 30, 2017
                                                              PPN:  34324# AA 2

         FLORIDA WATER SERVICES CORPORATION, formerly known as Southern States Utilities, Inc., a corporation of the State of Florida (hereinafter called the "Company"), for value received, hereby promised to pay to the order of:

               ____________________ , or to registered assigns,


Twenty-Eight Million Dollars ($28,000,000.00) on the Maturity Date specified above, and to pay interest thereon at the Interest Rate specified above, payable on November 30, 1997 for the period from and including the original date of issuance thereof to November 30, 1997, and semi-annually on the thirtieth day of May and November in each year until maturity (each an Interest Payment Date), in coin or currency of the United States of America which at the time of payment is legal tender for public and private debts, at the office or agency of the Company in Apopka, Florida on the Interest Payment Dates in each year, until the Company's obligation with respect to the payment of such principal shall have been discharged. If the Company shall default in the payment of interest due on any Interest Payment Date, then interest shall be payable from the next preceding Interest Payment Date to which interest has been paid. Interest shall be computed on the basis of a 360-day year consisting of twelve thirty-day months.

         If the Company shall default in the payment of the principal of, or premium or interest on, this Security, then the Company shall pay to the Holder of this Security such overdue principal, premium or interest, together with interest on such overdue principal and (to the extent permitted by law) on such overdue premium or interest at that rate of interest that is the greater of (a) two percent (2%) per annum above the rate borne by this Security immediately prior to such default or (b) two percent (2%) over the rate of interest publicly announced by Morgan Guaranty Trust Company in New York, New York, as its "base" or "prime" rate.

                                   EXHIBIT A
                       (to Third Supplemental Indenture)

         The interest so payable on any Interest Payment Date will, subject to certain exceptions provided in the Indenture hereinafter referred to, be paid to the person in whose name this Security is registered at the close of business on the first Business Day (a Record Date) next preceding such Interest Payment Date, provided, that, interest payable on the Maturity Date will be payable to the person to whom the principal hereof shall be payable.

         This Security is one of a duly authorized issue of Securities of the Company, issued and to be issued under, pursuant to and all equally secured by an Indenture dated as of March 1, 1993, made by and between the Company and
NationsBank of Georgia, National Association, as Trustee (the "Original Trustee"), as supplemented by (i) that certain First Supplemental Indenture dated as of March 1, 1993, made by and between the Company and the Original Trustee, (ii) that certain Second Supplemental Indenture dated as of March 31, 1997, made by and between the Company and SunTrust Bank, Central Florida, National Association, as successor trustee to the Original Trustee (the "Trustee") and (iii) that certain Third Supplemental Indenture dated as of May 28, 1997, made by and between the Company and the Trustee (said Indenture, as supplemented, being hereinafter called the "Indenture"), to which Indenture reference is hereby made for a description of the property thereby mortgaged and pledged, the nature and extent of the security thereby created, the rights thereunder of the bearers or registered owners of the Securities and of the Trustee, the duties and immunities of the Trustee, the terms and conditions upon which the Securities are and are to be secured, the circumstances under which additional securities may be issued and the definition of certain terms used herein. To the extent permitted by and as provided in the Indenture, modifications or alterations of the Indenture, and of the rights and obligations of the Company and of the Holders of the Securities may be made with the consent of the Company by such affirmative vote or votes of the Holders as provided in the Indenture; provided, however, that, among other things, no such modification or alteration shall be made which will affect the terms of payment of the principal at maturity of, or interest on, this Security, which are unconditional, or reduce the aforesaid percentages without the consent of the Holder of this Security. The Securities may be issued in series, for various principal amounts, may mature at different times, may bear interest at different rates and may otherwise vary as in the Indenture provided.

         The Securities of this Series are redeemable as provided in the Indenture.

         In case an Event of Default as defined in the Indenture shall occur, the principal of all Securities then outstanding under the Indenture may be declared or become due and payable upon the conditions and in the manner and with the effect provided in the Indenture.

         This Security is transferable by the Holder hereof, in person or by duly authorized attorney, on the books of the Company to be kept for that purpose at the principal office of the Security Registrar under the Indenture, upon surrender and cancellation of this Security and on presentation of a duly executed written instrument of transfer, and thereupon a new Security or Securities, of the same series and tenor, of the same aggregate principal amount and in authorized denominations will be issued to the transferee or transferees in exchange therefor; and this Security, with or without others of like form and series, may in like manner be exchanged for one or more new Securities of the same series and tenor in other authorized denominations but in the same aggregate principal amount; all subject to the terms and conditions set forth in the Indenture.

         No recourse shall be had for the payment of the principal of or premium, if any, or interest, if any, on this Security, or any part hereof, or for any claim based hereon or otherwise in respect hereof, or of the indebtedness represented hereby, or upon any obligation, covenant or agreement under the Indenture, against any incorporator, stockholder, director or officer, as such, past, present or future, of the Company or of any predecessor or successor corporation (either directly or through the Company, or a predecessor or successor corporation), whether by virtue of any constitutional provision, statute or rule of law, or by the enforcement of any assessment or penalty, or otherwise, all such liability being waived and released by every Holder hereof by the acceptance of this Security and as part of the consideration for the issue hereof, and being likewise waived and released by the terms of the Indenture.

         This Security shall not become valid or obligatory for any purpose or be entitled to any benefit under the Indenture until SunTrust Bank, Central Florida, National Association, or its successor as Trustee under the Indenture, shall have signed the form of certificate endorsed hereon.

         IN WITNESS WHEREOF, FLORIDA WATER SERVICES CORPORATION, formerly known as Southern States Utilities, Inc., has caused this Security to be duly executed in its corporate name by the manual or facsimile signature of its President or a Vice President and its corporate seal to be impressed or imprinted hereon and attested by the manual or facsimile signature of its Secretary or an Assistant Secretary.

Dated as of:  May 29, 1997             FLORIDA WATER SERVICES CORPORATION



                                       By
                                           ------------------------------------
                                       Its
                                           ------------------------------------

(CORPORATE SEAL)

Attest:


---------------------------------

                     TRUSTEE'S CERTIFICATE OF AUTHENTICATION

         This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

                                       SUNTRUST BANK, CENTRAL FLORIDA, NATIONAL
                                              ASSOCIATION, as Trustee



                                       By
                                          -----------------------------------
                                                 Authorized Signatory

                              COMPOSITE EXHIBIT "B"
                                   Page 1 of 3

                             Recording of Indenture

 County                         Date Recorded                    OR Book/Page
 ------                        --------------                    ------------

Bradford                       March 15, 1993                      0525/002
Brevard                        March 15, 1993                      3274/137
Charlotte                      March 15, 1993                      1266/1588
Citrus                         March 15, 1993                      0974/0150
Clay                           March 15, 1993                      1447/0898
Duval                          March 16, 1993                      7534/642
Highlands                      March 15, 1993                      1209/0099
Lake                           March 15, 1993                      1214/2318
Marion                         March 15, 1993                      1908/668
Martin                         March 15, 1993                      1002/0459
Nassau                         March 31, 1993                      0677/1668
Orange                         March 16, 1993                      4536/2836
Osceola                        April 1, 1993                       1117/1623
Pasco                          March 15, 1993                      3126/572
Polk                           March 15, 1993                      3211/2008
Putnam                         March 15, 1993                      0622/429
Sarasota                       March 15, 1993                      2487/1418
Seminole                       March 12, 1993                      2556/251
St. Johns                      March 15, 1993                      0982/1925
St. Lucie                      March 15, 1993                      0831/2693
Volusia                        March 16, 1993                      3813/0519
Washington                     March 15, 1993                      0258/1206


                                    EXHIBIT B
                        (to Third Supplemental Indenture)

                              COMPOSITE EXHIBIT "B"
                                   Page 2 of 3

                    Recording of First Supplemental Indenture


 County                        Date Recorded                  OR Book/Page
 ------                        -------------                  ------------

Bradford                       April 12, 1993                   0529/062
Brevard                        April 12, 1993                   3281/0245
Charlotte                      April 12, 1993                   1271/1296
Citrus                         April 12, 1993                   0977/0938
Clay                           April 12, 1993                   1450/1191
Duval                          April 12, 1993                   7555/1607
Highlands                      April 12, 1993                   1212/1101
Lake                           April 12, 1993                   1219/2345
Marion                         April 12, 1993                   1915/1923
Martin                         April 12, 1993                   1006/0204
Nassau                         October 4, 1993                  0689/1106
Orange                         April 12, 1993                   4549/4202
Osceola                        April 12, 1993                   1119/0685
Pasco                          April 12, 1993                   3136/1287
Polk                           April 12, 1993                   3222/1158
Putnam                         April 12, 1993                   0623/1844
Sarasota                       April 12, 1993                   2496/808
Seminole                       April 5, 1993                    2565/1850
St. Johns                      April 12, 1993                   987/067
St. Lucie                      April 12, 1993                   0835/2713
Volusia                        April 12, 1993                   3819/1701
Washington                     April 12, 1993                   0258/2285

                              COMPOSITE EXHIBIT "B"
                                   Page 3 of 3

                   Recording of Second Supplemental Indenture


     County                             OR Book/Page
     ------                             ------------

1.   Bradford County                    727/207
2.   Brevard County                     3660/0230
3.   Charlotte County                   1524/0207
4.   Citrus County                      1178/0736
5.   Clay County                        1649/1876
6.   Collier County                     2302/1862
7.   Duval County                       8585/1315
8.   Hernando County                    1117/1794
9.   Highlands County                   1364/1394
10.  Hillsborough                       8517/1909
11.  Lake County                        1507/1439
12.  Lee County                         2810/562
13.  Marion County                      2352/1536
14.  Martin County                      1229/0854
15.  Nassau County                      789/775
16.  Orange County                      5229/1608
17.  Osceola County                     1392/0528
18.  Pasco County                       3722/888
19.  Polk County                        3820/964
20.  Putnam County                      725/1490
21.  Seminole County                    3218/0322
22.  St. Johns County                   1231/1464
23.  St. Lucie County                   1069/1403
24.  Volusia County                     4190/2943
25.  Washington County                  283/40